EXHIBIT 10.2
                        AMENDMENT TO EMPLOYMENT AGREEMENT
                 BETWEEN WESTWOOD ONE, INC. AND NORMAN J. PATTIZ

     The following, upon execution by the parties hereto shall constitute an amendment to the Employment Agreement entered into by and between Westwood One, Inc. (the "Company") and Norman J. Pattiz ("Employee"), made as of April 29, 1998 (the "Agreement").

1. Section 2 of the Agreement shall be amended to extend the term of employment for an additional term of five (5) years beginning December 1, 2003 and continuing through November 30, 2008 (the "Extended Term"). In the event the Agreement expires effective November 30, 2008 and the Company determines not to renew the Agreement, the Agreement will be deemed terminated; provided, however, that the Company will continue to engage Employee as a part-time employee and/or consultant (at Company's option) for a period of six (6) years through November 30, 2015 (the "Continued Engagement Period"). During the Continued Engagement Period: (i) only the terms and conditions contained in Section 5 of the Agreement shall continue to apply to Employee; the remainder of the Agreement shall no longer be of any force and effect. (ii) Employee will neither employ nor offer to employ nor solicit employment, directly or indirectly, of any employee or consultant of the Company or its related entities; (iii) Employee will not, directly or indirectly, solicit any customer, advertiser, client and/or sponsor of the Company or its related entities or solicit, divert or attempt to divert any business, patronage or customer of the Company; and
     (iv) Employee's Option Shares as set forth in Section 4 of the Agreement will continue to vest until the end of the Continued Engagement Period.

2. Sections 4 through 4.9 of the Agreement shall be deleted in their entirety and replaced with the following:

     "4.  Stock Options.

     Beginning on December 1, 2003 and on each subsequent December 1 during the Extended Term (each, a "Grant Date"), the Company shall grant to Employee a non-qualified option to purchase 50,000 shares of common stock (each, the "Option Shares") under the Company's 1999 Stock Incentive Plan, as amended (the "Plan"). Employee may exercise, in whole or in part, 20% of each Option Shares on each of the five (5) anniversary dates subsequent to the Grant Date of the respective Option Shares. Notwithstanding the foregoing: (i) any Option Shares granted to you shall be subject to the terms and conditions set forth in any stock option agreement between you and the Company and the Plan, including, but not limited to, termination dates, restrictions and expirations set forth therein; and (ii) in the event the current Plan is amended or superceded to provide terms and conditions regarding vesting of Option Shares granted to Company Directors that are more favorable than the terms contained herein, the more favorable terms shall apply to future Option Shares to be granted hereunder. In such event the Continued Engagement Period will no longer apply.

     If a Partial Event of Change or an Event of Change occurs (as defined in Section 8 of the Agreement hereof), the Option Shares shall become exercisable at the election of Employee in accordance with Sections 8.4 or 8.5 hereof."

3. Schedule 1 shall be amended to reflect a base salary at the annual rate of $400,000 for each contract year during the Extended Term.

4. All other provisions of the Agreement shall remain unmodified and in full force and effect.

5. The effective date of this Amendment shall be the date of execution set forth below.

IN WITNESS WHEREOF, this Amendment is EXECUTED as of the 27th day of October, 2003.




WESTWOOD ONE, INC.



By:/S/ SHANE COPPOLA
--------------------
Shane Coppola


EMPLOYEE



/S/ NORMAN J. PATTZ
-------------------
Norman J. Pattiz